SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

                                                              September 27, 2001





Pictet International Management Limited
Cutlers Garden
5 Devonshire Square
London, England  EC2M 4LD

Dear Sirs:

         This letter is to confirm that the undersigned, Pictet Funds, a Massachusetts business trust (the "Trust"), and Pictet International Management Limited (the "Adviser") have agreed that the Investment Advisory Agreement between the Trust and the Adviser dated October 3, 1995 (the "Agreement"), is herewith amended to provide that the Adviser shall act as investment adviser to the Pictet Global Water Fund (the "Fund") on the terms and conditions contained in the Agreement and Supplement. The investment advisory fee for such services to the Fund shall be at the annual rate of 1.00% of the average daily net assets of the Fund, computed at the end of each month and payable within five (5) business days thereafter.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of this Supplement.

                                         Very truly yours,


                                         PICTET FUNDS


                                         By:     /S/ Jean G. Pilloud
                                                 -------------------------------
                                                 Authorized Signature

Accepted:

PICTET INTERNATIONAL MANAGEMENT LIMITED


By:      /S/ Neal J. Andrews
         -----------------------------------
         Authorized Signature